Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Automatic Shelf Registration Statement on Form S-3 of Kodiak Oil & Gas Corp. (the “Company”) filed on April 15, 2011, as amended by Amendment No. 1 thereto filed on June 29, 2011 (No. 333- 173520), and in the Registration Statements of the Company on Form S-3 (No. 333-169517, No. 333-168644 and No. 333-152311) and Form S-8 (No. 333-168039, No. 333-144878 and No. 333-138704), of our report dated June 29, 2011 relating to the statement of revenues and direct operating expenses of the properties to be divested of Ursa Resources Group LLC which appears in Exhibit 99.1 to this Current Report on Form 8-K dated June 29, 2011.

/S/  PRICEWATERHOUSECOOPERS LLP

Houston, Texas

June 29, 2011